SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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THE ROYCE FUND
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 30, 2012

Dear Royce Select Fund I Shareholder,

Truth be told, I hate to take the time to vote mutual fund proxies too!  But they are a necessary evil.

I am writing to encourage you to vote now on the proposal on the enclosed proxy ballot for the Special Meeting of Shareholders currently scheduled to be held on May 10, 2012. We have had to adjourn the shareholder meeting twice because of a failure to get a quorum and we are unable to adjourn the meeting beyond May 14, 2012.

You may vote online, by phone or by mail. The details are on the enclosed voting instruction form and voting will only take a minute.

The proposal in question would eliminate the Fund’s fundamental investment restriction that limits its investment in foreign issuers to no more than 10% of its assets and establish a non-fundamental investment restriction limiting these investments to no more than 15% of its net assets.

Again, I am asking you to vote now on this important proposal.

Thanks for your ongoing support of our work.

Sincerely,

/s/ Chuck Royce

Chuck Royce